Exhibit 99

US AIRWAYS REPORTS MARCH TRAFFIC

     ARLINGTON, Va., April 5, 2004 -- US Airways reported its March 2004 passenger traffic today.

     Mainline revenue passenger miles for March 2004 increased 8.9 percent on a 3.2 percent increase in available seat miles compared to March 2003. The passenger load factor was 77.5 percent, a 4.1 percentage point increase compared to March 2003.

     For the first quarter of 2004, mainline revenue passenger miles increased 10.8 percent on an 6.8 percent increase in available seat miles compared to the same period in 2003. The passenger load factor for the first three months of 2004 was 70.2 percent, a 2.5 percentage point increase compared to the same period in 2003.

     The three wholly owned subsidiaries of US Airways Group, Inc. -- Allegheny Airlines, Inc., Piedmont Airlines, Inc., and PSA, Inc. -- reported an 8.6 percent increase in revenue passenger miles for March 2004 on 0.8 percent less capacity compared to the March of 2003. The passenger load factor was 56.8 percent, a 4.9 percentage point increase compared to March 2003.

     For the first quarter of 2004, revenue passenger miles for the three wholly owned US Airways Express carriers increased 3.6 percent on a 1.5 percent decrease in available seat miles compared to the first quarter of 2003. The passenger load factor for the first three months of the year was 51.2 percent, a 2.5 percentage point increase compared to the same period in 2003.

     Mainline system passenger unit revenue for March 2004 is expected to increase between 2.5 percent and 3.5 percent compared to March 2003.

     US Airways ended the month of March by completing 99.2 percent of its scheduled flights, which is an improvement over March 2003.

Certain of the information contained herein should be considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, that reflect the company's current views with respect to current events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the company's operations and business environment which may cause the actual results of the company to be materially different from any future results, express or implied, by such forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the company to operate pursuant to the terms of its financing facilities (particularly the financial covenants); the ability of the company to obtain and maintain normal terms with vendors and service providers; the company's ability to maintain contracts that are critical to its operations; the ability of the company to fund and execute its business plan; the ability of the company to attract, motivate and/or retain key executives and associates; the ability of the company to attract and retain customers; the ability of the company to maintain satisfactory labor relations; demand for transportation in the markets in which the company operates; economic conditions; labor costs; financing availability and costs; aviation fuel costs; security-related and insurance costs; competitive pressures on pricing (particularly from lower-cost competitors) and on demand (particularly from low-cost carriers and multi-carrier alliances); weather conditions; government legislation and regulation; impact of the Iraqi war and the Iraqi occupation; other acts of war or terrorism; ongoing market acceptance of the company's new common stock; and other risks and uncertainties listed from time to time in the company's reports to the United States Securities and Exchange Commission. There may be other factors not identified above of which the company is not currently aware that may affect matters discussed in the forward-looking statements, and may also cause actual results to differ materially from those discussed. The company assumes no obligation to update such estimates to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law.

	US AIRWAYS, INC.
SELECTED TRAFFIC STATISTICS

	March 2004	March 2003	Percent Change

Revenue Passenger Miles (000):
Domestic*	2,578,415	2,468,253	4.5
International*	896,201	721,739	24.2
Total - Scheduled Service	3,474,615	3,189,992	8.9
Total (Including Charter)	3,474,615	3,203,417	8.5

Available Seat Miles (000):
Domestic*	3,402,520	3,395,836	0.2
International*	1,082,176	949,991	13.9
Total - Scheduled Service	4,484,696	4,345,827	3.2
Total (Including Charter)	4,484,696	4,367,862	2.7

Passengers Boarded*	3,747,426	3,650,104	2.7
System Load Factor*	77.5	73.4	4.1
Average Passenger Journey*	927.2	873.9	6.1

* scheduled service

NOTE:     Numbers may not add or calculate due to rounding

	US AIRWAYS, INC.
FIRST QUARTER 2004

	January - March 2004	January - March 2003	Percent Change

Revenue Passenger Miles (000):
Domestic*	6,830,801	6,404,602	6.7
International*	2,288,202	1,828,555	25.1
Total - Scheduled Service	9,119,003	8,233,157	10.8
Total (Including Charter)	9,120,038	8,255,194	10.5

Available Seat Miles (000):
Domestic*	9,891,866	9,563,889	3.4
International*	3,095,949	2,602,229	19.0
Total - Scheduled Service	12,987,815	12,166,118	6.8
Total (Including Charter)	12,990,268	12,202,479	6.5

Passengers Boarded*	9,851,457	9,426,837	4.5
System Load Factor*	70.2	67.7	2.5
Average Passenger Journey*	925.7	873.4	6.0

* scheduled service

NOTE:     Numbers may not add or calculate due to rounding.

	US AIRWAYS EXPRESS**
SELECTED TRAFFIC STATISTICS

	March 2004	March 2003	Percent Change
Revenue Passenger Miles (000)	120,109	110,622	8.6
Available Seat Miles (000)	211,314	213,008	(0.8)
Passengers Boarded*	517,417	497,376	4.0
System Load Factor*	56.8	51.9	4.9
Average Passenger Journey	232.1	222.4	4.4

	US AIRWAYS EXPRESS**
FIRST QUARTER 2004

	January - March 2004	January - March 2003	Percent Change
Revenue Passenger Miles (000)	302,116	291,614	3.6
Available Seat Miles (000)	590,378	599,303	(1.5)
Passengers Boarded*	1,328,702	1,315,168	1.0
System Load Factor*	51.2	48.7	2.5
Average Passenger Journey	227.4	221.7	2.5

*scheduled service
** Allegheny Airlines, Inc., Piedmont Airlines, Inc., and PSA Airlines, Inc.

NOTE:     Numbers may not add or calculate due to rounding.

NUMBER: 4720